                                  SCHEDULE 14A

                                 (RULE 14a-101)

                    INFORMATION REQUIRED IN PROXY STATEMENT

                            SCHEDULE 14A INFORMATION

                Proxy Statement Pursuant to Section 14(a) of the
               Securities Exchange Act of 1934 (Amendment No. __)

Filed by the Registrant [X]

Filed by a Party other than the Registrant [ ]

Check the appropriate box:

[ ]  Preliminary Proxy Statement
[ ] Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
[X]  Definitive Proxy Statement
[ ]  Definitive Additional Materials
[ ]  Soliciting Material Pursuant to Rule 14a-12

                                  SYBASE, INC.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified in its Charter)

                                   Registrant
--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[X]  No fee required.

[ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

     (1)  Title of each class of securities to which transaction applies:

          ---------------------------------------------------------------------

     (2)  Aggregate number of securities to which transaction applies:

          ---------------------------------------------------------------------

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

          ---------------------------------------------------------------------

     (4)  Proposed maximum aggregate value of transaction:

          ---------------------------------------------------------------------

     (5)  Total fee paid:

          ---------------------------------------------------------------------

[ ]  Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1)  Amount Previously Paid:

          ---------------------------------------------------------------------
     (2)  Form, Schedule or Registration Statement No.:

          ---------------------------------------------------------------------
     (3)  Filing Party:

          ---------------------------------------------------------------------
     (4)  Date Filed:

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
                                  SYBASE, INC.

                               ------------------

                  NOTICE OF 2001 ANNUAL MEETING OF STOCKHOLDERS
                                  MAY 24, 2001


TIME:          10:00 a.m., Thursday, May 24, 2001

PLACE:         Sybase, Inc.
               Eniac Conference Room
               1650 - 65th Street, Emeryville, California 94608


BUSINESS:      -    Election of three Class III directors


               - Amendment of the 1996 Stock Plan to increase the share reserve by 4,000,000

               -    Adoption of the 2001 Director Option Plan


               - Ratification of Ernst & Young LLP as independent auditors for 2001

               - Transaction of other business properly brought before the meeting

RECORD DATE:   You are entitled to vote on these matters if you were a
               stockholder of record at the close of business Monday, April 2, 2001.

                               ------------------

PROXY VOTING:  If you are not able to attend the meeting in person, you can vote (1) on the Internet, (2) by telephone, or (3) by completing the enclosed proxy card and mailing it as soon as possible in the enclosed envelope. Please see the instructions printed on your proxy card.


                                              By Order of the Board of Directors


                                              /S/ DANIEL R. CARL

                                              DANIEL R. CARL
Emeryville, California                        Vice President, General Counsel,
April 12, 2001                                and Secretary


--------------------------------------------------------------------------------

     This Notice of Meeting and accompanying Proxy Statement and proxy card are being distributed on or about April 19, 2001

                                  SYBASE, INC.
                                  -----------

                                 PROXY STATEMENT

                               GENERAL INFORMATION


Your votes are solicited on behalf of the Sybase, Inc. Board of Directors for matters to be decided at the 2001 Annual Meeting of Stockholders.


RECORD DATE

You are entitled to vote at the Annual Meeting if you were a Sybase stockholder on the April 2, 2001 Record Date. On that date, 86,110,198 shares of Common Stock were issued and outstanding. No Preferred Stock was issued or outstanding. The closing market price of Sybase Common Stock on the Record Date was $14.75 per share, according to the NASDAQ/National Market System.


HOW TO VOTE OR REVOKE YOUR PROXY

You can vote your shares by telephone, on the Internet, by mail, or in person at the Annual Meeting. Instructions for each voting method appear on your proxy card. You may revoke your proxy anytime prior to the vote at the Annual Meeting by (1) notifying Sybase in writing, (2) issuing a later proxy, or (3) voting in person at the meeting. If you previously granted a proxy, but decide to attend the meeting in person, your proxy will be voted as previously instructed unless you decide to vote in person at the meeting.


HOW VOTES ARE COUNTED

- ONE SHARE, ONE VOTE. Each share of Common Stock outstanding on the Record Date will be entitled to one vote on each proposal presented at the Annual Meeting. All votes cast at the Annual Meeting will be tabulated by Georgeson Shareholder Communications Inc., which will act as the independent inspector of election.

- QUORUM. A majority of the shares entitled to vote on the Record Date (43,055,100 shares) constitutes a quorum required to conduct business at the Annual Meeting. The meeting will be adjourned unless at least that number of shares is represented in person or by proxy.

- "VOTES PRESENT" means the shares present at the Annual Meeting either in person or by proxy. A majority of the Votes Present is required to approve each proposal other than the election of directors.

- WHAT YOUR VOTE MEANS

    FOR DIRECTORS. You may vote "FOR" or "WITHHELD" for each nominee. A "WITHHELD" vote is counted toward a quorum only. The three director nominees with the greatest number of "FOR" votes (even if not a majority of Votes Present) will be elected.

    FOR OTHER PROPOSALS. You may vote "FOR", "AGAINST" or "ABSTAIN." Abstentions are counted toward a quorum and also counted as Votes Present (see "Votes Present", above). This means an abstention has the same effect as a vote "AGAINST". For example, if there are 210 Votes Present, and 99 shares are voted "FOR" a proposal, 75 are voted "AGAINST", and 36 "ABSTAIN", the proposal is defeated since it will not pass by a majority of the Votes Present.

- WHAT IF I DON'T VOTE? If you sign and return your proxy card, but don't indicate how your shares are to be voted, your shares will be voted "FOR" all of the Company's director nominees, and "FOR" all other proposals described in this Proxy Statement. The Company's proxy holders will have discretion to vote your shares on any new business submitted for a stockholder vote at the Annual Meeting.

- BROKER NON-VOTES. If you hold your shares in "street name", it means your Sybase stock is held in an account maintained by your broker, bank or other qualified agent. The stock is registered in your agent's name for your benefit. If you do not vote the Sybase stock in your account, your agent may have the right to vote those shares on certain matters. If your broker does not have this right, then your votes are known as "broker non-votes". They are counted toward a quorum, but are not counted as Votes Present (see "Votes Present", above). Therefore, broker non-votes cannot affect the outcome of voting.

                              ELECTION OF DIRECTORS

Three Class III directors to be elected at the Annual Meeting will hold office until their three-year term expires in 2004. The nominees are: L William Krause, Robert P. Wayman and Cecilia Claudio. Your shares will be voted as you instruct, but if you submit your proxy without voting instructions, your shares will be voted "FOR" the election of these nominees.


          THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THESE NOMINEES


BOARD STRUCTURE

The current seven-member Board of Directors is divided into three classes, each having three-year terms that expire in successive years, as shown below:

                    ----------------------------------------------------------
                    CLASS          DIRECTOR              CURRENT TERM EXPIRES

                    III            L. William Krause
                                   Robert P. Wayman                2001
                                   Cecilia Claudio

                    ----------------------------------------------------------

                    I              John S. Chen                    2002
                                   Alan B. Salisbury

                    ----------------------------------------------------------

                    II             Linda K. Yates                  2003
                                   Richard C. Alberding

                    ----------------------------------------------------------


BIOGRAPHICAL INFORMATION

JOHN S. CHEN           Mr. Chen has been Chairman, Chief Executive Officer and
Director since 1997    President of Sybase,  Inc. since November 1998. From
Age 45                 February  through November 1998, he served as co-Chief
                       Executive Officer. Mr. Chen joined Sybase in August 1997 as Chief Operating Officer and served in that capacity until February 1998. From March 1995 to July 1997, Mr.
                       Chen was President of the Open Enterprise Computing
                       Division, Siemens Nixdorf, a computer and electronics company, and Chief Executive Officer and Chairman of Siemens Pyramid, a subsidiary of Siemens Nixdorf. He is currently a director of The CIT Group, Inc.

RICHARD C. ALBERDING   Mr. Alberding served as an Executive Vice President of
Director since 1993    Hewlett-Packard Company, an electronics and computer
Age 70                 manufacturer,  before retiring from the company in 1991.
                       He had served in various management positions with HP beginning in 1958. Mr. Alberding is also a director of DMC Stratex Inc., Kennametal, Inc., Walker Interactive
                       Systems and PC-TEL Inc. He served as a director of Paging
                       Network, Inc. and JLK Direct Distribution, Inc. until those companies were sold in the fall of 2000.

L. WILLIAM KRAUSE      Mr. Krause has been President of LWK Ventures, a private
Director since 1995    investment company, since November 1998. From October
Age 58                 1991 to November 1998, he served as President and Chief
Nominee                Executive  Officer of Storm  Technology, Inc., a digital
                       imaging company which filed for protection under the federal bankruptcy laws in November 1998. He served as President and Chief Executive Officer of 3Com
                       Corporation, a global data networking company, from 1981 to 1990, and as its Chairman from 1987 to 1993 when he retired. He is also a director of Exodus Communications, Inc. and Pinnacle Systems, Inc.

ALAN B. SALISBURY      Mr. Salisbury has been an independent management
Director since 1993    consultant  to the information technology industry since
Age 64                 July 1999. From August 1998 through June 1999, he served
                       as Chairman of the U.S. subsidiary of Learning Tree
                       International, a provider of advanced technology and technical management training. From 1993 through June
                       1999, Mr. Salisbury served as that company's President, and he has also served as a director since June 1994.

ROBERT P. WAYMAN       Mr. Wayman has been Chief Financial Officer of
Director since 1995    Hewlett-Packard  Company, a computer and electronics
Age 55                 company,  since 1984, and its Executive Vice President,
Nominee                Finance and Administration since 1992. He is also a
                       director of HP and CNF Inc., and is the current Chairman, Private Sector Council and member of the Kellogg Advisory
                       Board to Northwestern University School of Business.

CECILIA CLAUDIO        Ms. Claudio has been Senior Vice President and Chief
Director since 1999    Information Officer of Farmers  Group, Inc., a large
Age 46                 automobile and home insurance company, since  1998. From
Nominee                1994 to 1997, she was a faculty member of Harvard School
                       of Public Health. Ms. Claudio has also held various senior management positions at Anthem Blue Cross/Blue
                       Shield, Harvard Pilgrim Health Care, Xerox Corporation,
                       Gap Inc. and Olivetti (Worldwide)

LINDA K. YATES         Ms. Yates is a founder of Strategos, an international
Director since 2000    strategic consulting  firm, where she served as Chief
Age 38                 Executive Officer from January 1995 through August 1999.
                       Ms. Yates currently serves in various advisory and board roles with approximately 10 Silicon Valley start-ups.
                       Prior to founding Strategos in 1995, Ms. Yates spent six years with the Mac Group/Gemini Consulting where she served as Vice President and head of the West Coast from 1992 to 1994.


BOARD OF DIRECTORS AND COMMITTEE MEETINGS

The Board of Directors held five meetings during 2000. During the year, no incumbent director missed more than one Board or committee meeting held during his or her service as a director or committee member.

The table shows the number of committee meetings held during 2000. It also identifies committee membership during the year, and each committee's principal functions.

----------------------------------------------------------------------------------------------------
BOARD COMMITTEES        PRINCIPAL FUNCTIONS
----------------------------------------------------------------------------------------------------

AUDIT(1)                -  recommends and approves services of independent auditors
Mr. Salisbury (Chair)   -  carries out mandates of Audit Committee Charter (attached as Appendix 1)
Mr. Wayman              -  evaluates adequacy of financial reports and accounting policies
Ms. Claudio             -  reviews and directs internal audit policies and functions
                        -  5 meetings in 2000
----------------------------------------------------------------------------------------------------

COMPENSATION(2)         -  reviews and approves executive compensation policies and programs
Mr. Alberding (Chair)   -  oversees administration of stock option and purchase plans
Mr. Krause              -  4 meetings in 2000
Ms. Yates(3)
Mr. Hindery(4)
----------------------------------------------------------------------------------------------------

STOCK                   -  oversees administration of certain stock option grants to non-executive
Mr. Chen (Chair)           employees
                        -  acted by unanimous written consent throughout 2000
----------------------------------------------------------------------------------------------------

BOARD AFFAIRS           -  oversees corporate governance standards regarding Board conduct and
Mr. Wayman (Chair)         deliberations(5)
Mr. Krause              -  serves as nominating committee(6)
                        -  no meetings in 2000

----------------------------------------------------------------------------------------------------

(1) All members of the Audit Committee are independent within the meaning of Rule 4200(a)(15) of the National Association of Securities Dealers' listing standards, as applicable and as may be supplemented or modified.

(2) No member of the Compensation Committee is a current or former officer or employee of the Company or any of its subsidiaries, or has had any relationship with the Company or any of its subsidiaries that is required to be disclosed in this Proxy Statement.

(3) Ms. Yates was appointed to the Board of Directors and to this committee as of April 13, 2000, so she did not attend the committee meeting held on February 2, 2000.

(4) Leo T. Hindery resigned from the Board and from this committee on March 3, 2000. He did not serve on the Audit Committee of the Board as incorrectly reported in the Company's 2000 Proxy Statement.

(5) The Company's corporate governance standards require the election of one lead outside director. Mr. Wayman is the current lead outside director, and has served in such capacity since May 1998. The outside directors meet separately from management and employee directors in executive sessions conducted as part of regular Board meetings. They also confer informally from time to time.

(6) The Board Affairs Committee will consider stockholder recommendations for Board nominees. Recommendations should be submitted in writing to Sybase, Inc., attn: Secretary, 6475 Christie Avenue, Emeryville, California 94608.


DIRECTOR COMPENSATION

For 2000, the Company paid fees to its outside directors according to the table. All retainers are paid in four quarterly installments, but are discontinued upon a director's resignation to the extent not already earned. Video and telephone attendance fees are paid only when meetings exceed one hour.

             Annual retainer                                        $ 20,000
             Per Board meeting attended in person                   $  1,500
             Per Board meeting attended by video or telephone       $    750
             Per Committee meeting attended in person               $    750
             Per Committee meeting attended by video or telephone   $    375
             Additional retainer for committee chairmanship         $  2,000
             Additional retainer for lead outside director          $  4,000

Sybase also reimbursed its outside directors for out-of-pocket travel expenses associated with attendance at Board and committee meetings.

During 2000, non-employee directors also received stock option grants under the Company's 1992 Director Option Plan, as amended ("1992 Plan"). Under that plan, each non-employee director is eligible to receive (i) an initial stock option grant to purchase 20,000 shares of Common Stock upon his or her appointment to the Board, and (ii) an annual stock option grant to purchase 16,000 shares of Common Stock. All options granted under the 1992 Plan have an exercise price equal to the fair market value of the stock on the date of grant, and vest ratably over a four-year period. Messrs. Alberding, Krause, Salisbury and Wayman each received an annual grant in February 2000 to purchase 16,000 shares at an exercise price of $23.9375 per share. Ms. Claudio did not receive an annual grant at that time because she had not yet served as a director for 5 months as of the grant date (as required under the 1992 Plan). However, she had received an initial option to purchase 20,000 shares at an exercise price of $15.1250 per share when she joined the Board in November 1999. Upon Ms. Yates' appointment to the Board in April 2000, she received an initial option to purchase 20,000 shares at an exercise price of $19.75 per share.

As an employee director, Mr. Chen received no compensation, expense reimbursement or stock option grants for serving as a director, or for attending Board or committee meetings.

STOCK OWNERSHIP OF MANAGEMENT AND BENEFICIAL OWNERS

This table shows how Sybase shares were beneficially owned as of March 7, 2001 by (1) each current director and nominee, (2) each person named in the "Summary Compensation Table" below, (3) all current directors and executive officers as a group, and (4) entities holding more than 5% of Sybase's issued and outstanding shares on that date. On March 7, 2000, 86,153,767 shares were issued and outstanding.

                                                                    Shares         Approximate
                                                                 Beneficially        Percent
                                                                    Owned           of Class
                                                                    (1)(5)           Owned(%)
                                                                ---------------   --------------
Entities affiliated with FMR Corp.(2)                             8,694,840           10.09
82 Devonshire Street
Boston, MA 02109

Entities affiliated with OppenheimerFunds, Inc.(3)               14,948,400           17.35
Two World Trade Center, 34th Fl.
New York, NY 10048-0203

Entities affiliated with Purnendu Chatterjee(4)                   5,505,500            6.39
888 Seventh Avenue
New York, NY 10106

John S. Chen                                                        731,719(6)          *

Raj Nathan                                                           91,299(6)          *

Pamela J. George                                                     85,150(6)          *

Nita C. White-Ivy                                                    33,215(6)          *

Pieter A. Van der Vorst                                              34,671(6)          *

Richard C. Alberding                                                 76,500             *

Cecilia Claudio                                                       9,500             *

L. William Krause                                                    51,500             *

Alan B. Salisbury                                                    97,500             *

Robert P. Wayman                                                     65,750             *

Linda K. Yates                                                        6,416             *

Richard N. LaBarbera(7)                                                  20             *

All current executive officers and directors as a group           1,500,614            1.71
(16 persons)

--------------

 *   Less than one percent.

(1) Unless otherwise noted, each named stockholder has sole voting and investment power with respect to all beneficially owned securities, subject to applicable community property laws and to the information contained in the footnotes to the table.

(2) Based on a Schedule 13G filed February 14, 2001, FMR Corp., a parent holding company, and its affiliates are the deemed beneficial owners of 8,694,840 shares, which are held as shown in the table below. FMR Corp. has sole voting power with respect to 2,859,430 shares. Edward C. Johnson 3d and Abigail Johnson each have sole dispositive power over all 8,694,840 shares by virtue of their voting control of FMR Corp.

     Fidelity Management & Research Company         5,800,410
     Fidelity Management Trust                      2,473,630
     Fidelity International Limited                   420,800

     In May 2000, the Company entered into separate trust agreements with Fidelity Management Trust Company to administer the Company's 401(k) plan and Executive Deferred Compensation Plan, respectively. Under the agreements, employees participating in the Company's plans are allowed to diversify funds in their accounts among several investment vehicles, including Fidelity and non-Fidelity affiliated mutual funds. The Company and Fidelity Management Trust Company have standard fee arrangements to cover plan administration costs that are competitive with similar arrangements offered by other companies in the industry.

(3) Based on a Schedule 13G/A (Amendment No. 3) filed February 14, 2001, OppenheimerFunds, Inc., an investment adviser registered under the Investment Company Act of 1940, has no voting power and shared dispositive power as to 14,948,400 shares, and disclaims beneficial ownership of such shares under Rule 13d-4 of the Securities Exchange Act. Oppenheimer Global Growth and Income Fund has sole voting power and shared dispositive power with respect to 7,000,000 shares, and disclaims beneficial ownership of such shares.

(4) Based on a Schedule 13G/A (Amendment No. 4) filed February 14, 2001, Dr. Chatterjee has sole voting and dispositive power as to all 5,505,500 shares, which are beneficially owned by the following entities affiliated with Dr. Chatterjee:

     TOTAL SHARES  BENEFICIAL OWNERS
     ------------- -------------------------------------------------------------
     5,505,500     -  Winston Partners, L.P. (as to 1,036,075 shares; general partner is Chatterjee Fund Management, L.P.)
                   -  Chatterjee Fund Management, L.P. (Dr. Chatterjee is sole general partner)
                   -  Winston Partners II LDC (as to 1,317,825 shares; managed by Chatterjee Management Company and Chatterjee Advisors
                      LLC)
                   -  Winston Partners II LLC (as to 1,221,837 shares; managed by Chatterjee Management Company and Chatterjee Advisors
                      LLC)
                   -  Furzedown Trading Limited (as to 1,929,763 shares; managed by Dr. Chatterjee)
                   -  Chatterjee Management Company (managed and controlled by
                      Dr. Chatterjee)
                   -  Chatterjee Advisors LLC (managed and controlled by Dr.
                      Chatterjee)

     In November 2000, the Company entered into a Consulting Services and Software Development Agreement with TCG Software Services, Inc., a Delaware corporation (formerly known as BizTek Consulting Company) in which Dr. Chatterjee has a material financial interest. Under the agreement, TCG provides certain consulting, product development, testing, support and maintenance services to the Company in both offshore and domestic venues. The agreement has a term of 3 years, and is cancelable by either party on six (6) months notice. During 2000, the Company paid TCG approximately $1,554,859 in fees and expenses.

(5) Inclusive of the following shares, which are subject to options exercisable within 60 days of March 7, 2001:

     Mr. Alberding                                               75,500
     Mr. Chen                                                   715,211
     Ms. Claudio                                                  8,500
     Ms. George                                                  82,812
     Mr. Krause                                                  50,500
     Mr. LaBarbera                                                    0
     Dr. Nathan                                                  82,697
     Mr. Salisbury                                               96,500
     Mr. Van der Vorst                                           26,060
     Mr. Wayman                                                  64,750
     Ms. White-Ivy                                               32,749
     Ms. Yates                                                    6,416
     All current executive officers and directors as a group  1,448,158

(6) During 2000, these individuals also received options to purchase shares of common stock of Financial Fusion, Inc., a wholly-owned subsidiary of the Company (FFI) that is not publicly traded. Except for the following options, which are exercisable within 60 days of March 7, 2001, none of the individuals beneficially owns any shares of FFI:

                                                                   Shares           Approximate
                                                                   Subject               %
                                                                 to Options          of Class
                                                                 ----------         -----------
     Mr. Chen                                                      312,083                *
     Mr. Van der Vorst                                              29,166                *
     Ms. George                                                      2,916                *
     Dr. Nathan                                                      7,294                *
     Ms. White-Ivy                                                   2,916                *
     All current executive officers and directors as a group       366,039                *


--------------
     *  less than 1%

     All of these options were granted on March 1, 2000, and have an exercise price of $5.00. The options vest ratably over a period of four years from the date of grant.

(7) Mr. LaBarbera ceased to be an employee and executive officer of the Company as of November 10, 2000.

                        AMENDMENT OF THE 1996 STOCK PLAN

The Company expects to gain approximately 990 employees as a result of its acquisition of New Era of Networks, Inc. ("NEON"), which is expected to be completed in the second quarter of 2001. It is anticipated that a significant number of these employees will receive options under the Company's stock option plans. Accordingly, the Company's Board of Directors has approved an amendment to increase by 4,000,000 the total number of shares of Common Stock reserved for issuance under the Sybase, Inc. 1996 Stock Plan ("1996 Stock Plan"). This would increase the aggregate total number of shares reserved for issuance under the plan since its inception to 16,727,000. The stockholders are being asked to approve this amendment at the Annual Meeting.

As of March 7, 2001, options to purchase 11,073,452 shares were outstanding (i.e., not yet exercised), 7,973,312 shares had been issued, and 3,100,140 shares remained available for grant under the 1996 Stock Plan. On that date, about 71% of our 4, 863 employees held outstanding stock options under all of the Company's stock option plans. The closing stock price on that date was $18.6875 per share, according to NASDAQ. During 2000, Sybase employees as a group (not including executive officers) were granted options to purchase a total of 4,241,840 shares under the 1996 Stock Plan.


The Board believes increasing the number of reserved shares under the plan by 4,000,000 (approximately 4.6% of our issued and outstanding shares on the Record
Date) is critical in enabling us to continue to


          - retain employees resulting from the NEON acquisition
          - attract and retain highly-qualified new employees
          - promote existing key employees
          - motivate high levels of performance
          - recognize employee contributions to the Company's success

Without the ability to grant stock options for these purposes, we may not be able to remain competitive for skilled employees in the high technology industry, particularly against e-Business companies vying for the same talent pool. Certain provisions of the 1996 Stock Plan are summarized below.

As of the date of this Proxy Statement, there has been no determination by the Plan Administrator with respect to future awards under the 1996 Stock Plan. Accordingly, future awards are not determinable.

          THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THIS PROPOSAL

SUMMARY OF THE 1996 STOCK PLAN

General. The 1996 Stock Plan provides for grants of stock options and stock purchase rights to regular Sybase employees, including officers. Options granted under the Plan are either "incentive stock options," as defined in Section 422 of the Internal Revenue Code of 1986, or nonstatutory stock options, which are all other options.

Plan Administration. The Board or a Board committee administers the 1996 Stock Plan in accordance with laws and regulations that apply to the Company. The Plan Administrator may, without stockholder approval, amend the terms of outstanding stock options in accordance with the plan and applicable law.

Eligibility. Employees of Sybase or its subsidiaries may be granted options under the 1996 Stock Plan. The Plan Administrator determines which employees will receive options, and how many options each employee will receive. These decisions may be based on an employee's duties and responsibilities, the value of the employee's past services, potential contributions to the Company's success, and other factors.

Vesting. The Plan Administrator determines the timing of "vesting", or when an option becomes exercisable for stock. For example, if an employee is granted an option for 100 shares that vests annually at the rate of 25% per year, then the employee will have the right after the first year to exercise the option with respect to 25 shares. Generally, options granted under the 1996 Stock Plan vest 12.5% after six months, and in equal installments over the next 42 months. However, performance-based options that vest on the achievement of specified goals have also been granted under the 1996 Stock Plan. These options may vest over longer or shorter periods of time.

Exercise. Optionees generally can exercise their vested options by notifying the Plan Administrator in writing and paying the applicable exercise price. That price generally is equal to the fair market value of the Company's stock on the date the option is granted. However, it can be as low as 85% of fair market value under certain circumstances if the option is nonstatutory. During 2000, no options were granted at an exercise price less than fair market value on the grant date.

Sybase has agreements with certain brokers to remit the option exercise price to the Company from the proceeds of a same-day sale of shares. For example, if an optionee exercises an option for 100 shares at $5, and instructs the broker to sell the shares immediately at the current market price (e.g., $20 per share), the broker will pay Sybase the $500 exercise price on behalf of the option holder (100 shares x $5), then remit the net sales proceeds ($1,500 in this case) to the option holder.

Annual Grant Limitation. Under the 1996 Stock Plan, no employee may be granted options to purchase more than 500,000 shares in a single fiscal year. However, a new employee may be granted up to 500,000 "new-hire" options upon joining Sybase, which are not counted against the 500,000 annual grant limitation. This means that a new employee could be granted as many as 1 million options under the 1996 Stock Plan in the first year of employment.

Expiration of Options. Unexercised options granted under the 1996 Stock Plan generally expire (and become unexercisable) not later than 10 years after the grant date. If an option holder's employment terminates, vesting generally stops as of the termination date. However, the option holder generally has three months from that date to exercise any vested unexercised options before they expire. Longer post-termination exercise periods apply if termination results from other reasons, such as death or disability. The post-termination exercise period may be as short as 5 days if an employee is terminated for cause.

Changes in Capitalization; Change of Control. The 1996 Stock Plan provides for option price and quantity adjustments if the Company declares a stock dividend or stock split. Also, option vesting is accelerated if Sybase merges with another corporation that does not either assume the outstanding options or substitute equivalent options. The Company has employment arrangements with certain executives that provide for accelerated vesting upon or following a change of control. See "Executive Compensation - Employment Agreements and Certain Transactions", below.


Stock Purchase Rights. The 1996 Stock Plan also permits the Company to grant stock purchase rights in tandem with other awards under the 1996 Stock Plan, or with cash awards outside the plan. Any rights granted cannot be exercised more than 6 months from the grant date, and are subject to other limitations outlined in the 1996 Stock Plan. To date, no stock purchase rights have been granted under the 1996 Plan.


Amendment and Termination. The Board may terminate or amend the 1996 Stock Plan at any time without stockholder approval, except as required by state and federal law. Currently, amendments to increase the number of shares issuable under the plan, or to change eligibility standards require stockholder approval. The 1996 Stock Plan terminates in 2006. However, such termination will not affect options previously granted under the plan.


UNITED STATES TAX INFORMATION

The following table summarizes certain U.S. income tax consequences relating to incentive stock options (ISOs) and nonstatutory stock options (NSOs) granted under the 1996 Stock Plan.

ISO                         TAX CONSEQUENCES
-----------------------     ---------------------------------------------------------------------
ISO Grant                   None

ISO Exercise                Optionee may be subject to alternative minimum tax

Sale or exchange of         All gain or loss is treated as long-term gain or loss
underlying shares
more than (A) 2 years
after grant and (B)
1 year after exercise

Sale or exchange before     - Optionee recognizes ordinary income equal to the lower of:
either (A) or (B) holding     (i) the difference between the fair market value of the
period is  satisfied          shares on the exercise date and the exercise price; or
                              (ii) the difference between the sale price of the shares and the exercise price.

                            - Any gain or loss in excess of the ordinary income amount is treated as long-term or short-term capital gain or loss,
                              depending on the actual holding period.

                            - Sybase takes a corresponding compensation deduction for all amounts taxed to optionee at ordinary income rates.

NSOs                        TAX CONSEQUENCES
-----------------------     ---------------------------------------------------------------------

NSO Grant                   None

NSO Exercise                - Optionee will generally recognize ordinary income to the extent the fair market value of the stock on the exercise date exceeds the exercise price; such amount will be subject to income tax withholding.

Sale or exchange of         - Optionee will recognize long-term or short-term gain or loss,
underlying shares             depending on whether the shares are held for more than 1 year from the date of option exercise.

                            - Sybase takes a corresponding compensation deduction for all amounts taxed to optionee at ordinary income rates.

THESE TABLES ARE INTENDED TO SUMMARIZE THE EFFECTS OF CERTAIN U.S. TAX LAWS, AND DO NOT REFLECT THE EFFECT OF TAX LAWS OF ANY STATE OR FOREIGN COUNTRY, OR TAX CONSEQUENCES RELATING TO A PARTICIPANT'S DEATH. REFERENCE SHOULD BE MADE TO RELEVANT SECTIONS OF THE INTERNAL REVENUE CODE OF 1986, AS AMENDED.


                            2001 DIRECTOR OPTION PLAN

The Company's 1992 Director Option Plan ("1992 Plan") was adopted by the Board in January 1992 and by the stockholders in May 1992. In February 2001, the Board of Directors adopted the 2001 Director Option Plan ("2001 Plan") because the 1992 Plan, which has a 10-year term, will expire prior to the 2002 Annual Meeting of Stockholders. Accordingly, the Board requests that the stockholders approve the 2001 Director Option Plan at the Annual Meeting.

The 2001 Plan is substantially similar to the 1992 Plan. Under both Plans, each non-employee director is eligible to receive an initial non-statutory option grant for 20,000 shares as of the date he or she becomes a director. Thereafter, each non-employee director is eligible to receive an annual option grant to purchase the Company's Common Stock, provided he or she has served on the Board for at least five (5) months as of the date the annual grants are made. The annual grant is for 16,000 shares under the 1992 Plan, and for 26,000 shares under the 2001 Plan. The options under both plans vest ratably over a four-year period. Employee directors are not eligible to participate in either plan.

As of December 31, 2000, the Company had granted options under the 1992 Plan for an aggregate of 449,457 shares of Common Stock (net of options cancelled). Of that number, options to purchase an aggregate of 62,457 shares had been exercised, and options to purchase 387,000 shares remained outstanding, with a weighted average exercise price of $22.949 per share. As of December 31, 2000, 250,543 shares were available for grant under the 1992 Plan.

If management's slate of directors is elected at the Annual Meeting, and if all directors continue to serve in their capacity as such, an option to purchase 26,000 shares of Common Stock will be granted to each of directors Alberding, Claudio, Krause, Salisbury, Wayman and Yates on February 1, 2002, at an exercise price equal to the fair market value on the grant date. In addition, if the 2001 Plan is approved by stockholders at the Annual Meeting, each of these directors will receive an option to purchase 10,000 shares during 2001, which means they will have received options to purchase an aggregate total of 26,000 shares during 2001 (including an option to purchase 16,000 shares each granted in February 2001 under the 1992 Plan).

Three Hundred Thousand (300,000) shares are initially reserved for issuance under the 2001 Plan.


          THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THIS PROPOSAL


SUMMARY OF THE 2001 PLAN

Purposes. The purposes of the 2001 Plan are to attract and retain the best available individuals for service as outside directors of the Company, to provide additional incentive to such directors and to encourage their continued service on the Board. This Plan replaces the 1992 Director Option Plan, which will expire in January 2002.

Administration. The 2001 Plan is administered by the Board, which receives no additional compensation in this capacity. All option grants under the 2001 Plan are automatic and non-discretionary, and the Board's interpretation of Plan provisions are final and binding.

Eligibility. Options may be granted only to non-employee directors. The Company currently has six non-employee directors.

Initial and Annual Grants. Each non-employee director is automatically granted an option to purchase 20,000 shares of Common Stock as of the date he or she first becomes a director (whether through election by the stockholders, or by appointment by the Board). Thereafter, generally on the first trading day of February each year, each non-employee director is granted an additional option to purchase 26,000 shares (provided the director has served a minimum of 5 months at that time).

Vesting and Exercise. Options become exercisable at the rate of 1/48th of the optioned stock per month. Options expire 10 years from the date of grant. An option is exercised by giving written notice of exercise to the Company specifying the number of full shares of Common Stock to be purchased and paying the purchase price.

Exercise Price. The per share exercise price for shares to be issued upon exercise of an option is 100% of the fair market value per share of the Company's Common Stock on the date an option is granted.

Termination of Service. Options vested as of the date a director ceases to serve as a director for any reason (including death) may be exercised within twelve
(12) months of his or her last day of service. All of the director's unvested options expire as of such termination date.

Dissolution or Liquidation. Provided the Company gives each optionee at least thirty (30) days' notice prior to the conclusion of any liquidation or dissolution of the Company, all such optionee's unexercised options shall become fully exercisable upon receipt of such notice and expire at the end of the 30-day period.

Merger or Asset Sale. If the Company merges with, or sells substantially all of its assets to another company, all outstanding 2001 Plan options that are not assumed or replaced with equivalent options by the successor corporation shall become fully exercisable. If options are assumed or substituted, and the optionee's status as a director of the Company or of the successor corporation is terminated for a reason other than voluntary resignation, then a director's substituted or assumed option shall be accelerated and become fully exercisable.

Non-transferability. Options granted pursuant to the 2001 Plan may not be sold, pledged, assigned, hypothecated, transferred or disposed of in any manner other than by will or by the laws of descent or distribution and may be exercised only by the optionee during his or her lifetime.

Capital Changes. Changes in capitalization shall result in an appropriate adjustment to the exercise price and in the number of shares subject to options outstanding and reserved for issuance under the 2001 Plan.

Amendment and Termination of the Plan. The Board may at any time amend or terminate the 2001 Plan, which in some instances may require stockholder approval.


UNITED STATES TAX INFORMATION

Options granted under the 2001 Plan are "nonstatutory options" and will not qualify for any special tax benefits to the optionee. See "Amendment to the 1996 Stock Plan - United States Tax Information" for a summary of certain tax consequences relating to non-statutory options.


               RATIFICATION OF APPOINTMENT OF INDEPENDENT AUDITORS

The Board has selected Ernst & Young LLP ("EY"), independent auditors, to audit the financial statements of the Company for the year ending December 31, 2001, and recommends that the stockholders ratify such selection. In the event of a negative vote, the Board will reconsider its selection. EY (or its predecessor) has audited the Company's annual financial statements since the inception of the Company. Representatives of EY are expected to be present at the Annual Meeting and will have the opportunity to make a statement if they desire to do so. They are expected to be available to respond to appropriate questions.

Audit Fees. EY billed an aggregate total of approximately $870,000 for the audit of the Company's annual financial statements for fiscal year 2000, and for the reviews of financial statements included in the Company's Quarterly Reports on Form 10-Q for the same period.

Financial Information Systems Design and Implementation Fees. No fees were billed for financial information systems design and installation.

All Other Fees. EY billed an aggregate total of approximately $1,125,000 for all other professional services, including audit-related services of approximately $430,000 and non-audit services of approximately $695,000. Audit related services generally include fees for statutory audits, pension audits, business acquisitions, accounting consultations and SEC registration statements.

The Audit Committee of the Board of Directors has determined that the services provided by EY as described above are compatible with maintaining such auditors' independence. See "Report of Audit Committee" below.


          THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THIS PROPOSAL


                             EXECUTIVE COMPENSATION

SUMMARY COMPENSATION TABLE

This table shows summary compensation information earned for the last three fiscal years by the Chief Executive Officer, the four most highly-compensated executive officers (other than the CEO), and Mr. LaBarbera, who was an executive officer during fiscal 2000 until he resigned from the Company on November 10, 2000. These individuals are referred to as "Named Executive Officers".

                                                             Annual                          Long-Term
                                                          Compensation                      Compensation
                                             ------------------------------------    --------------------------
                                                                                      Awards           Payouts
                                                                                     --------         ---------
                                                                        Other        Number of
                                                                        Annual         Shares            LTIP       All Other
                                              Salary      Bonus     Compensation     Underlying        Payouts    Compensation
Name and Principal Position          Year     ($)(1)     ($)(2)          ($)         Options(#)        ($)(3)        ($)(4)
                                     ----    -------   ---------      --------       ---------         -------      -------
John S. Chen                         2000    775,000   1,019,900      61,311(5)        400,000         179,982      (39,425)
 Chairman of the Board,              1999    660,000     636,000      51,073(5)        650,000         269,973       58,856
 CEO and President                   1998    525,000          --      66,041(5)      1,000,000(6)           --          500

Pieter A. Van der Vorst              2000    278,000     201,216          --            55,000          24,480       (3,525)
 Vice President and Chief            1999    257,667     133,830          --            60,000          36,720        8,846
 Financial Officer                   1998    199,846          --          --           157,500(6)           --          500

Raj Nathan                           2000    286,000      87,230          --            32,000          54,000      (20,339)
Senior Vice President & GM           1999    270,000      70,544          --            95,000          81,000       15,414
Internet                             1998    270,000          --          --           130,000(6)           --          500
Applications Division

Pamela J. George (8)                 2000    270,000     177,660          --            45,000              --        1,500
  Vice President                     1999    177,083      60,000          --           200,000              --        1,000
  Corporate Marketing

Nita C. White-Ivy                    2000    249,000     163,842          --            35,000          39,600        2,656
 Vice President                      1999    230,000     110,400          --            85,000          59,400        5,592
 Worldwide Human Resources           1998    192,470          --          --            60,000(6)           --          500

Richard N. LaBarbera (former)        2000    279,969     108,049          --            58,000          60,000        1,981(7)
 Senior Vice                         1999    299,999     376,181          --           110,000          90,000       27,376
 President & GM                      1998    256,250     124,375          --           115,000(6)           --          500
 Enterprise Solutions
 Division

--------------

(1) Salary includes amounts earned in the year indicated and deferred pursuant to the Company's 401(k) plan, or pursuant to the Company's Executive Deferred Compensation Plan.

(2) Bonuses for each year include amounts earned for that year, regardless of when paid. Bonuses paid during the year are excluded if they were earned for and reported in a prior year.

(3)  See "Long-Term Incentive Plans - Awards in Last Fiscal Year," below.

(4) Consists of (i) 401(k) matching contribution received by all eligible Company employees, and (ii) amount of cumulative gain (loss) on LTIP payout as of the last day of the fiscal years noted:

                              2000                     1999            1998
                      401(k)($)    LTIP($)     401(k)($)    LTIP($)    401(k)
                      ---------    -------     ---------    ------     ------
     Chen               1,500      (40,925)      1,000      57,856      500
     Van der Vorst      1,500       (5,025)      1,000       7,846      500
     Nathan             1,500      (21,839)      1,000      14,414      500
     George             1,500           --       1,000          --       --
     White-Ivy          1,500        1,156       1,000       8,124      500
     LaBarbera          1,500      (31,518)      1,000      19,053      500


(5) Includes the following amounts (inclusive of amounts to cover applicable income taxes) for the fiscal years noted:

                                         Equalization
                                         payments for      Reimbursement
                                       forfeited 401(k)   of Supplemental
                                        contributions        Insurance          Tax Return
                     Automobile          from prior          Premiums           Preparation
      Year          allowance($)         employer($)           ($)                  Fee($)
      ----          ------------       ----------------   ---------------       -----------
      2000             18,000               8,168             28,172                6,971
      1999             18,000               8,056             19,285                5,732
      1998             18,000               9,009             29,566                9,466


(6) Includes the following repriced options, granted in July 1998, which were exchanged for an equal number of options granted prior to that time. The earlier options were cancelled upon exchange.

                                     Repriced                           Repriced
                                     Options                            Options
                                     --------                           --------
                 Mr. Chen             750,000           Ms. George             0
                 Mr. Van der Vorst     63,500           Ms. White-Ivy     30,000
                 Dr. Nathan           105,000           Mr. LaBarbera     50,000


(7) Also includes payout of $28,037 for accrued unused vacation at termination of employment.

(8)  Ms. George joined the Company and became an executive officer in April
     1999.

OPTION GRANTS IN LAST FISCAL YEAR

This table shows stock options granted to the Named Executive Officers in 2000. The table also shows the potential realizable value of those stock options, assuming 5% and 10% annual rates of stock appreciation over the life of the options.

                                  Individual Grants (1)
----------------------------------------------------------------------------------------
                                 Total                                                          Potential Realizable Value
                               Number of     % of Total                                          At Assumed Annual Rates
                                Shares         Options                                         of Stock Price Appreciation
                              Underlying     Granted to        Exercise                            For Option Term($)(2)
                                Optons        Employees       Price Per       Expiration       ---------------------------
Name                          Granted(#)       in 2000         Share($)          Date            5%($)            10%($)
------------------------      ----------     ----------       ---------       ----------       ---------        ----------
John S. Chen                   400,000           7.15          23.9375          2/03/10        6,021,666        15,260,084

Pieter A. Van der Vorst         55,000           0.98          23.9375          2/03/10          827,979         2,098,262

Raj Nathan                      32,000           0.57          23.9375          2/03/10          481,733         1,220,807

Pamela J. George                45,000           0.80          23.9375          2/03/10          677,437         1,716,759

Nita C. White-Ivy               35,000           0.63          23.9375          2/03/10          526,896         1,335,257

Richard N. LaBarbera            58,000           1.04          23.9375          2/03/10          873,142         2,212,712

-------------

(1) All options in the table have exercise prices equal to the fair market value of the Company's Common Stock on the date of grant, and have a 10-year term.

(2) The 5% and 10% rates of appreciation are specified by the rules of the Securities and Exchange Commission and do not represent the Company's estimates or projections of its future stock prices.

(3) During 2000, the Named Executive Officers also received options to purchase shares of Financial Fusion, Inc., a wholly-owned subsidiary of Sybase. See "Stock Ownership of Management and Beneficial Owners -- footnote six. These options have potential realizable value as follows:

     Name                        5%($)        10%($)
     ----                      ---------    ---------
     Mr. Chen                  3,364,586    8,526,522
     Mr. Van der Vorst           314,447      796,871
     Ms. George                   31,445       79,687
     Dr. Nathan                  110,082      278,969
     Ms. White-Ivy                31,445       79,687
     Mr. LaBarbera               314,447      796,871


              AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR AND
                          FISCAL YEAR END OPTION VALUES

This table shows stock option exercises by the Named Executive Officers during 2000, and the number and value of unexercised "in-the-money" options held by them at the end of 2000. "In-the-money" means the option exercise price is exceeded by the fair market value of the stock.

                                                                      Number of               Value of Unexercised
                               Shares                            Shares Underlying                In-the-Money
                              Acquired       Aggregate         Unexercised Options at               Options at
                                 on            Value             Fiscal Year-End(#)             Fiscal Year-End($)(2)
                              Exercise        Realized       --------------------------     -----------------------------
Name                             (#)           ($)(1)        Exercisable  Unexercisable     Exercisable     Unexercisable
------------------------      --------       ----------      -----------  -------------     -----------     -------------
John S. Chen                   160,000        2,829,373        597,498        962,502        6,240,944        6,688,431

Pieter A. Van der Vorst         60,000        1,018,583         30,269        153,231          245,312        1,189,836

Raj Nathan                      30,947          523,224         70,301        130,752          752,173        1,079,013

Pamela J. George                     0                0         65,624        179,376          578,375        1,396,625

Nita C. White-Ivy               21,000          339,797         22,957        106,043          180,152          767,989

Richard N. LaBarbera            47,000          807,554         33,249              0          244,855                0

--------------

(1) Amount by which the fair market value of the stock exceeded the option exercise price on the exercise date.

(2) Based on the fair market value of underlying securities on December 29, 2000 ($19.8125 per share), minus the exercise price of in-the-money options.

LONG-TERM INCENTIVE PLANS (LTIP) - Payments Made in Last Fiscal Year

In May 1998, the Board approved a Key Management Incentive Program (KMIP) under which retention bonuses were paid to key executives and non-executive employees. The bonus amount was equal to a percentage of each participant's then-current base salary. These percentages ranged from 20% for director-level employees to 82% for certain executives. See "Section (b)(ii), Board Compensation Committee Report on Executive Compensation", below.

Under KMIP 60% of the bonus amount vested and was paid as of March 31, 1999, if the recipient was actively employed by Sybase on that date. The remaining 40% was vested and paid on March 31, 2000, if the recipient was actively employed on that date. No unvested amounts became vested or were paid if a participant voluntarily resigned or was terminated for cause. Only employees actively employed at the start of the plan were eligible to participate.

All amounts earned by the Named Executive Officers and other employees eligible to participate in the Executive Deferred Compensation Plan were contributed by Sybase to that plan, and invested as instructed by each participant within the limits of the plan. For additional information regarding KMIP, see "Section (b)
(ii) - Board Compensation Committee Report on Executive Compensation," below. The following table shows information regarding KMIP participation by the Named Executive Officers.



                                                          Estimated Future
                                                            Payouts Under
                                                              Non-Stock
                                                          Price-Based Plans
                                          -----------------------------------------------------
                           Performance
                             or Other                                                Target and
                           Period Until   Bonus Amount     60%            40%           100%
                           Maturation or  as % of Base  Threshold      Threshold      Maximum
Name                         Payout(2)      Salary(%)     ($)(3)         ($)(4)       Payout($)
-----------------------    -------------  ------------  ---------      ---------     ----------
John S. Chen                  3/31/00          82        269,973        179,982        449,955

Pieter A. Van der Vorst       3/31/00          30         36,720         24,480         61,200


Raj Nathan                    3/31/00          50         81,000         54,000        135,000

Pamela J. George (1)               --          --             --             --             --

Nita C. White-Ivy             3/31/00          50         59,400         39,600         99,000

Richard N. LaBarbera          3/31/00          50         90,000         60,000        150,000


----------------

(1) Ms. George joined the Company in April 1999, and therefore was not eligible to participate in the KMIP.

(2)  Date final portion of target was paid.

(3)  Amount represents 60% of target paid on March 31, 1999 (before tax).

(4)  Amount represents 40% of target paid on March 31, 2000 (before tax).

EMPLOYEE STOCK PURCHASE PLAN ACTIVITY

The following table presents certain information regarding shares purchased under the Sybase, Inc. 1991 Amended and Restated Employee Stock Purchase Plan
(ESPP) in August 2000 and February 2001 by the Named Executive Officers, all current executive officers as a group and all other employees as a group:

                                               Fair Market Value on     Number of
                                                  purchase date(s)   Shares Purchased
                                                       ($)(1)               (#)
                                               --------------------  ----------------
John S. Chen (1)                                           --                  --
Chairman of the Board, Chief Executive
Officer and President

Pieter A. Van der Vorst                                 9,000(2)              328
Vice President and Chief Financial Officer             20,175(3)            1,028

Raj Nathan                                              6,750(2)              246
Senior Vice President and General Manager,             17,682(3)              901
Internet Applications Division

Pamela J. George
Vice President, Corporate Marketing                    11,108(3)              566

Nita C. White-Ivy                                       3,210(2)              117
Vice President, Worldwide Human Resources               6,849(3)              349

Richard N. LaBarbera (former)                              --                  --
Senior Vice President and General Manager,
Enterprise Solutions Division

All current executive officers as a group              26,971(2)              983
(10 persons)                                          111,470(3)            5,680

All other employees as a group                      6,043,274(2)          220,256
                                                    6,051,447(3)          308,354

------------
(1)  Mr. Chen did not participate in the ESPP during the periods covered.

(2) Under the ESPP, stock is purchased at 85% of the lower of the stock's fair market value on (1) a participant's enrollment date in the plan, or (2) the last trading day of the applicable six-month purchase period. For example, fair market value of the Company's stock on the September 1, 2000 enrollment date was $27.75 per share. Since the fair market value of the stock was $19.6250 per share on February 28, 2001 (the last trading day of the 6-month purchase period), the applicable purchase price on that date was the 85% of that price, or $16.6813 per share.

(3)  Fair market value as of August 31, 2000 purchase date ($27.4375 per share).

(4) Fair market value as of February 28, 2001 purchase date ($19.6250 per share).

          BOARD COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION


Compensation Committee Report. The Compensation Committee believes the Company's executive compensation programs should enable the Company to attract and retain strong performers. These programs are designed to motivate the senior management team to achieve or exceed key objectives by making individual compensation directly dependent on the Company's achievement of financial goals and by providing significant rewards for exceeding those goals. The Committee believes that strong financial performance, on a sustained basis, is the surest way for the Company to positively affect long-term stockholder return.

Compensation Program Considerations. The Company takes the following factors into consideration in designing various executive compensation programs:

(a) Compensation positioning and comparative framework.

    In order to attract and retain the talent that it needs to meet corporate objectives, the Company's executive compensation programs are designed to deliver overall cash compensation and employee benefits competitive with comparable technology companies if corporate objectives are achieved and, if objectives are exceeded, to deliver compensation that is in some cases above market. Bonuses are tied closely to corporate performance, such that actual awards vary considerably according to overall Company performance.

    In 2000, the Company compiled and analyzed competitive market compensation information from Radford Executive Salary Survey and iQuantic Equity Practices Survey data using 13 publicly-held software peer companies and compared the results to the Company executives' compensation. The 13 peer software companies included three principal competitors. Additionally, the Company utilized the assistance of outside executive compensation consultants to perform parallel survey analyses and to make best-of-practice recommendations.

(b) Mix of compensation.

    The Company's executive compensation program has three primary components. All three are intended to attract and retain outstanding executives and focus management on achieving or exceeding Company objectives.

    (i) Base Salary. The Committee believes that executive salaries must be sufficiently competitive to attract and retain key executives. Base pay and annual increases are determined primarily through an analysis of (A) an individual's salary and total target compensation relative to salaries for similar positions within the Company and at peer companies, and (B) to a lesser extent, through a subjective analysis of the individual contributions to the Company's success. Based on this analysis, the Committee increased the 2000 base salaries of all ten executives who had been employed by Sybase during 1999.

    (ii) Incentive and Special Bonuses. The Committee believes one of the key differentiators of executive compensation should be the variable portion provided by short-term cash incentive programs. The Company's executive bonus plan is designed to award bonuses above a target amount if the Company performs significantly above its stated objectives. If the Company performs below these objectives, awards may be significantly reduced or even eliminated if performance falls below defined thresholds. In February 2000, the Committee established a target incentive bonus amount for each executive. The target amount varied by individual and ranged between 35% and 100% of each executive's base salary. Actual incentive bonus amounts were based on overall Company performance. No amounts were paid unless the Company achieved specified minimum revenue and operating margins.

        In May 1998, in response to the Company's first quarter operating results, the Compensation Committee approved a Key Management Incentive Program
(KMIP) for nearly all of the Company's employees of director level or higher, including all executive officers. KMIP was a deferred incentive bonus program designed to reduce the attrition of valuable top level management while the Company was developing and implementing its new business strategy. Under the terms of KMIP, a target bonus amount was designated for each eligible employee, and was expressed as a percentage of annual base salary: 20% for directors, 30% for vice presidents and up to 82% for executive officers. Under KMIP, 60% of the target bonus was paid on March 31, 1999 and 40% of the target was paid on March 31, 2000, provided the individual was an active employee on each vesting date. Amounts paid under KMIP to U.S. employees were paid as voluntary employer contributions under the Company's Executive Deferred Compensation Plan.

        In addition, the Compensation Committee has the right to approve discretionary executive awards proposed by the President or a member of the Compensation Committee. Such discretionary awards are based on a subjective evaluation of an executive officer's contribution to the Company's success and are not based on predetermined measures of corporate performance or achievement of specified corporate objectives. No person serving as an executive officer in 2000 received a discretionary bonus for 2000.

    (iii) Long-term Incentives. These are provided through initial stock option grants at date of hire and periodic additional stock option grants. Executives realize gains only if the stock price increases over the exercise price of their options, and they exercise their options. Stock options generally vest over a four-year period and the Committee believes they are instrumental in focusing executives on sustaining strong financial performance over a number of years. The initial option grant is designed to be competitive with those of comparable technology companies for the executive's job level, and to motivate the executive to make the kinds of decisions and implement strategies and programs that will contribute to an increase in the Company's stock price over time. Periodic additional stock options within a competitive range for the job are granted to reflect the executive's ongoing contributions to the Company's success, to create an incentive to remain with the Company, and to provide a long-term incentive to achieve or exceed the Company's financial goals. In determining the amount of periodic additional grants, if any, for an individual, the Committee considers such factors as (A) options previously granted, (B) options outstanding, (C) the vesting schedule of the outstanding options, (D) the aggregate amount of outstanding options and new awards, and (E) the relative quantities of options offered by other companies for comparable positions. Special additional stock options are granted or approved from time to time to executive officers in connection with promotions, changes in responsibilities or other factors. For example, in 2000, the Board of Directors approved a one-time grant of stock options of Financial Fusion, Inc. (FFI), a wholly-owned subsidiary, to the Company's executive officers and certain other Company employees who are expected to assist FFI in achieving its technology and revenue plans. The FFI options were approved by the FFI board and granted as of March 1, 2000.

(c) Other compensation considerations.

    Because the Company believes that its benefits programs in general should be similar for all employees, perquisites are not ordinarily used to compensate executives. Pursuant to his employment agreement, the Company agreed to provide Mr. Chen with benefits comparable to the benefits he received from his prior employer. Accordingly, during 2000, Mr. Chen received an automobile allowance, additional Company contributions to his 401(k) account, reimbursement of certain supplemental insurance and health benefits, and reimbursement for tax return preparation fees.

2000 Compensation for the Chief Executive Officer. In February 2000, the Compensation Committee established the base salary and target total compensation for Mr. Chen at a level approximately equal to the average base salary and average total compensation for the chief executive officers of comparable technology companies. The total compensation of the Chief Executive Officer is designed to compensate him at market levels when operating income targets are met, and above market levels when operating income targets are exceeded. The full Board of Directors approved the Compensation Committee's recommendation with respect to Mr. Chen's 2000 total base salary plus target incentive. The incentive portion of Mr. Chen's compensation comprised 50% of the total. Up to 50% of this portion was dependent on the achievement of corporate operating profit margin objectives, and up to 50% was dependent on achievement of prescribed revenue objectives. No amounts would be paid unless the Company achieved certain minimum revenue and pretax profit levels. In 2000, the corporate objectives were achieved, and accordingly, Mr. Chen received a bonus for the year.

        The Compensation Committee held four meetings in 2000. At several of the meetings, the Chief Executive Officer made recommendations to the Compensation Committee with respect to compensation for other executive officers and with respect to the structure and terms of the executive incentive programs. However, the Chief Executive Officer did not participate in the portions of the meetings during which his specific compensation and awards were deliberated.

    Compensation Limitations. Under Section 162(m) of the Internal Revenue Code, adopted in August 1993, and regulations adopted thereunder by the Internal Revenue Service, publicly-held companies may be precluded from deducting certain compensation paid to certain executive officers in excess of $1.0 million in a year. The regulations exclude from this limit performance-based compensation and stock options provided certain requirements, such as stockholder approval, are satisfied. The Company believes that its 1996 Stock Plan qualifies for the exclusions. The Company does not currently anticipate taking actions necessary to qualify the Company's executive annual cash bonus plans for the exclusions.


Report Submitted by:

Richard C. Alberding (Chairman)
L. William Krause
Linda K. Yates

                             AUDIT COMMITTEE REPORT


The Audit Committee oversees the Company's financial reporting process on behalf of the Board of Directors in accordance with its charter, a copy of which is attached hereto as Appendix 1. Management has the primary responsibility for the financial statements and the reporting process including the systems of internal controls. In fulfilling its oversight responsibilities, the Committee reviewed with management the audited financial statements in the Company's 2000 Annual Report on Form 10-K, and discussed the quality (not merely acceptability) of the accounting principles, the reasonableness of significant judgments, and the clarity of disclosures in the financial statements.

The Company's independent auditors are responsible for expressing an opinion on the conformity of the Company's audited financial statements with generally accepted accounting principles. Accordingly, the Committee has discussed with such auditors the matters required to be discussed under SAS 61, as modified or supplemented, including such auditors' judgments as to the quality and acceptability of the Company's accounting principles, as well as other matters required to be discussed with the Committee under generally accepted auditing standards. The Committee has also received the written disclosures and the letter from the independent accountants required by Independence Standards Board Standard No. 1, as modified or supplemented, and has discussed the matter of auditor independence from management and the Company with the Company's independent auditors. The Committee also considered the compatibility of non-audit services with the auditors' independence.

The Committee discussed with the Company's internal and independent auditors the overall scope and plans for their respective audits. The Committee routinely meets with the Company's internal and independent auditors, with and without management present, to discuss the results of their examinations, their evaluations of the Company's internal controls, and the overall quality of the Company's financial reporting. The Committee held five meetings during fiscal year 2000.

In reliance on the reviews and discussions referred to above, the Committee recommended to the Board of Directors (and the Board has approved) that the Company's audited financial statements be included in the Annual Report on Form 10-K for the year ended December 31, 2000. The Committee and the Board have also recommended, subject to shareholder approval, the selection of the Company's independent auditors for fiscal 2001. In addition to the foregoing, the Committee has satisfied its other responsibilities under its charter for fiscal 2000.


Report submitted by:

Alan Salisbury (Chairman)
Cecilia Claudio
Robert Wayman



EMPLOYMENT AGREEMENTS AND CERTAIN TRANSACTIONS

JOHN S. CHEN. In July 1997, the Company entered into an employment agreement with Mr. Chen pursuant to which he became President and Chief Operating Officer and a director. The agreement provided for an initial annual base salary of $500,000, target incentive compensation equal to 50% of base salary, an initial grant of stock options to purchase 500,000 shares of Common Stock and employee benefits comparable to those he received from his prior employer. If his employment terminates without cause after April 1, 1999, Mr. Chen's agreement provides for a severance payment equal to 100% of base pay, continuation of employee benefits for a period of one year, and certain other benefits.


ERIC L. MILES. In December 1997, Mr. Miles joined Sybase as Senior Vice President, Product Operations. Mr. Miles' prior employer had extended to him a loan of $100,000 that became due in connection with his leaving that company to join Sybase. In connection with his commencement of employment, the Company made an unsecured loan to Mr. Miles in January 1998 of $100,000 bearing interest at a rate of 7% per annum, and having terms comparable to those of the loan previously extended by his prior employer. The maximum amount of indebtedness outstanding under this loan in 2000 was $65,750. As long as Mr. Miles remains an employee of Sybase, $25,000 of the indebtedness will be forgiven on each anniversary of the loan. As of March 31, 2001, $41,188 in total indebtedness was outstanding under the loan. The loan becomes immediately due and payable in the event Mr. Miles' employment is terminated for any reason.

RICHARD N. LABARBERA. In December 1997, Mr. LaBarbera joined Sybase as Senior Vice President, Customer Service and Support. Mr. LaBarbera's prior employer had extended to him a loan of $200,000 that became due in connection with his leaving that company to join Sybase. In connection with his commencement of employment, the Company made an unsecured loan of $200,000 to Mr. LaBarbera in December 1997 bearing interest at a rate of 6% per annum, due March 1, 2001, and having terms comparable to those of the loan previously extended by his prior employer. The maximum amount of indebtedness outstanding under this loan in 2000 was $234,000. Mr. LaBarbera voluntarily terminated his employment with the Company in November 2000, and paid the entire outstanding loan balance of $236,986 as of January 15, 2001.

EXECUTIVE CHANGE OF CONTROL AGREEMENTS. The Company has entered into statements of employment terms with the Company's current Chief Executive Officer, Chief Financial Officer and General Counsel providing for severance payments equal to two times annual base salary and up to one year's target incentive compensation, and acceleration of exercisability of 100% of each such officer's then unvested options in the event of a change of control of the Company. The Company has similar statements of employment terms with each of its other current executive officers that provide for similar benefits, but only if the officer's employment is terminated upon or following a change of control.

                               PERFORMANCE GRAPH

This graph and table compare the cumulative total return on a $100 investment in our Common Stock on December 31, 1995, with the cumulative total return on a $100 investment (assuming reinvestment of all dividends) in the Standard & Poor's 500 Stock Index, and the JP Morgan H&Q Technology Index.



                            CUMULATIVE TOTAL RETURN
         BASED UPON AN INITIAL INVESTMENT OF $100 ON DECEMBER 31, 1995
                           WITH DIVIDENDS REINVESTED

                                    [GRAPH]



                                   12/31/95   12/31/96  12/31/97  12/31/98  12/31/99  12/31/00
                                   --------   --------  --------  --------  --------  --------
Sybase, Inc.                         $100       $ 46      $ 37      $ 21      $ 47      $ 55
S&P 500(R)                           $100       $123      $164      $211      $255      $232
JP Morgan H&Q Technology Index       $100       $124      $145      $225      $502      $324

             SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act requires our Section 16 officers and directors, and holders of more than 10% of any class of our equity securities, to file an initial report of securities ownership on Form 3 and reports of changes in securities ownership on Form 4 or 5 with the SEC. These individuals are also required to furnish the Company with copies of all Section 16(a) forms filed on their behalf.

Based solely on our review of the forms we received, or written notice from certain reporting persons that no Forms 4 or 5 were required, the Company believes that all required Section 16(a) filings were made on a timely basis in 2000, except as follows: a Form 5 was filed in February 2001 for Nita C. White-Ivy to reflect an earlier sale of ESPP shares for which a Form 4 should have been filed.


                                  OTHER MATTERS

COST OF PROXY SOLICITATION

We will pay the cost of soliciting stockholder proxies. We have retained Georgeson Shareholder Communications Inc. to assist us in this process for an estimated $7,000 plus expenses. We may also reimburse brokers and others for their expenses in forwarding solicitation materials to beneficial owners. No additional amounts will be paid for any proxies solicited by any of our directors, officers or employees.

DEADLINE FOR RECEIPT OF STOCKHOLDER PROPOSALS FOR THE 2002 ANNUAL MEETING


If you want us to consider a proposal for possible inclusion in our Proxy Statement for our 2002 Annual Meeting of Stockholders, you must deliver your proposal to Sybase's Secretary at our principal executive offices located at 6475 Christie Ave., Emeryville, California 94608 no later than December 17, 2001. Any such proposal must comply with Securities and Exchange Commission regulations regarding the inclusion of shareholder proposals in company-sponsored proxy materials. If such proposal will not be included in our proxy materials, the deadline is March 5, 2002.


If you intend to present a proposal or nomination at the 2002 Annual Meeting, but you do not intend to have it included in our 2002 Proxy Statement, then you must deliver a copy of your proposal or nomination to Sybase's Secretary at our principal executive offices in accordance with the following procedures:

We must receive your notice not less than 90 days prior to the 2002 Annual Meeting (unless there is less than 100 days' notice of the meeting date, in which case notice must be received no later than the tenth day following the day on which such notice is first given or disclosed). Also, your notice must state all of the following as to each matter, or the presiding officer may properly refuse to acknowledge your proposal or nomination:

        -   your name and address, and the nature of the matter

        - that you are a stockholder of record and are entitled to vote at the meeting

        -   the name and address of your nominee, if any

        - whether you will appear in person or by proxy to make the proposal or nomination

        - a description of all arrangements between you and the nominee regarding the nomination

        -   all other information that would be required in a proxy statement

The Board of Directors does not know of any other matters to be brought before this Annual Meeting. However, if any other matters properly come before the Annual Meeting, the proxy holders named in the enclosed proxy card intend to vote in accordance with their best judgment on such matters.



                                                THE BOARD OF DIRECTORS

Dated: April 12, 2001

APPENDIX 1


            CHARTER OF THE AUDIT COMMITTEE OF THE BOARD OF DIRECTORS


CHARTER STATEMENT

Primary responsibility for the Company's financial reporting lies with Senior Management, overseen by the Board of Directors. The Audit Committee's function is to assist the Board of Directors in carrying out its oversight responsibilities relating to the Company's accounting policies, internal control, financial reporting practices and financial statements. The Audit Committee will:

- Maintain open lines of communication with the Company's Chief Financial Officer, the Head of Internal Audit, and the Senior Account Representative of its External Auditor,

- Be informed, vigilant and effective overseers of the Company's internal controls, internal audit function, annual independent audit of the company's financial statements, legal compliance, ethics programs and financial reporting processes,

-    Have its duties and responsibilities set forth in a written charter,

-    Report its activities to the full board on a regular basis, and

-    Comply with SEC rules for Audit Committees.

- The Audit Committee has the authority to investigate any matter brought to its attention and to retain outside counsel for this purpose if, in its judgment, that is appropriate.


COMMITTEE STRUCTURE AND MEMBERSHIP

The Audit Committee is annually appointed by the Board of Directors and will consist of not less than three financially literate members who meet the requirements of independence as such term is defined for the purposes of service on an audit committee by the NASDAQ. The Board of Directors will designate one member as Chairperson and at least one member will have financial management expertise.


MEETINGS

The Audit Committee will meet on a regular basis and special meetings will be called, as circumstances require. The Company's Chief Financial Officer, Controller, and Internal Auditor and the External Auditor will normally be present at each meeting. During most meetings, the Committee will hold private sessions with the Internal Auditor and with the External Auditor. Also, on a regular basis, the Company's Chief Financial Officer or General Counsel (and when appropriate, outside counsel retained to advise the Audit Committee) will meet with the Committee to discuss legal matters that may impact the Company's financial position. Minutes of the meetings will be taken including notations as to what private sessions occur.


MINUTES

The Audit Committee will maintain written minutes of its meetings and discuss the matters addressed at each committee meeting with the board of directors.

REQUIRED PROCESSES

1.   Internal Auditor

     The Internal Auditor is ultimately responsible to the Board and the Audit Committee. The Audit Committee will:

a)   Select, evaluate and replace the Internal Auditor as appropriate.

b) Review annual audit plans and assess the Internal Auditor's performance against the plan.

c) Inquire as to the degree of coordination with the External Audit plan and the extent to which the planned audit scope can be relied upon to detect fraud or weaknesses in internal controls.

d) Meet privately with the Internal Auditor at regular meetings and on an as needed basis.

2.   External Auditors

     The External Auditor is ultimately responsible to the Board of Directors through the Audit Committee. The Audit Committee will:

a)   Select, evaluate and replace the External Auditor as appropriate.

b) Review annual audit plans and assess the External Auditor's performance against plan.
c) Ensure that the Committee annually receives from the External Auditor a formal written statement on its independence; discuss any relationships or issues that could hinder its independence and objectivity, and determines if additional steps need to be taken to ensure independence.
d) Meet privately with the External Auditor at regular meetings and on an as needed basis.
e) Discuss the quality of the Company's accounting principles applied, reasonableness of significant judgments and the clarity of its financial reporting disclosures.
f) Discuss with the External Auditor certain matters resulting from their timely review of quarterly financial information including significant adjustments, management judgements and accounting estimates, significant new accounting policies, and any disagreements with management.

3.   Other Public Accountants

     The Audit Committee will inquire as to the extent to which independent public accountants other than the External Auditor are to be used and understand the rationale for using them. The Audit Committee will request that their work be coordinated and that the External Auditor performs an appropriate review of their work.

4.   General

     The Audit Committee will:

a) Review the Company's process of assessing the risk of fraudulent financial reporting.
b) Review the quarterly reporting process and interim financial statements to ensure that the External Auditor performs timely reviews and the review of the financial results are discussed with at least the Audit Committee chairperson, External Auditors and management before the 10-Q is filed.
c) Review the annual financial statements with management and the External Auditors.
d) Require management to advise the Audit Committee when it seeks a second opinion on a significant accounting issue.
e) Instruct the External Auditor and the Internal Auditor that the Audit Committee expects to be advised if there are any areas known to them that require special attention of the Audit Committee.
f) Maintain calendar agenda of items, which reflects the Audit Committee responsibilities and processes specified in this Audit Committee Charter.
g) Review and assess the adequacy of the Audit Committee Charter on an annual basis and have all proposed revisions approved by the Board of Directors.
h) Self-assess whether the Audit Committee has carried out the responsibilities defined in the Audit Committee Charter once a year.
i) Self-assess whether the Audit Committee complies with its membership requirements at least once every year.

j) Disclose in the company's proxy statement: whether the committee has adopted a Charter, whether the committee satisfied its Charter responsibilities, and at least every 3 years or when significant amendments occur, the full text of the charter.

k) Disclose in a report in the company's proxy statement confirmation that: both management and outside auditors have discussed judgments used in developing financial reports, the Committee has discussed the judgments in private sessions, the Committee, relying on management and the outside auditors, recommended to the Board of Directors that the audited financial statements be included in the company's Annual Report on Form 10-K for filing with the Commission.

In addition to the above responsibilities, the Audit Committee will undertake such other duties as the Board of Directors delegates to it, and will, at least annually report to the Board regarding the Committee's examinations and recommendations.

                            [MAP OF SYBASE LOCATION]

                                  FORM OF PROXY


                               [SYBASE, INC. LOGO]

                         ANNUAL MEETING OF STOCKHOLDERS
                                  MAY 24, 2001

           THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned acknowledges receipt of the Notice of Annual Meeting of Stockholders and Proxy Statement dated April 12, 2001, and hereby appoints JOHN
S. CHEN, PIETER A. VAN DER VORST and TERESA D. CHUH, or any of them, with full power of substitution, attorneys and proxy holders to vote, as indicated on the reverse side, all shares of Common Stock of SYBASE, INC., a Delaware Corporation (the "Company"), which the undersigned is entitled to vote at the Annual Meeting of Stockholders to be held on May 24, 2001 at 10:00 a.m. local time at the offices of the Company located at 1650 - 65th Street, Emeryville, California 94608, and at any adjournment thereof, and to vote all shares of Common Stock which the undersigned would be entitled to vote, if personally present at such meeting, on the matters set forth on the reverse side.


                (CONTINUED AND TO BE SIGNED ON THE REVERSE SIDE)

[SYBASE, INC. LOGO]                         [ADP'S INSTRUCTIONS REGARDING
[ADDRESS OF PROXY SERVICES]                 TELEPHONE AND INTERNET VOTING]


              THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

SYBASE, INC.

VOTE ON DIRECTORS

1.  Election of Class III Directors    For     Withhold       For All  To withhold authority to vote,
                                       All     All            Except:  mark "For All Except" and
                                                                       write the nominee's number on
                                                                       the line below:

    Nominees:   01) L. William Krause  [ ]     [ ]            [ ]      _______________________________
                02) Robert P. Wayman
                03) Cecilia Claudio

VOTE ON PROPOSALS                                      FOR     AGAINST    ABSTAIN

2.   Adoption of the 2001 Director Option Plan         [ ]       [ ]         [ ]

3.   Amendment to the 1996 Stock Plan to increase      [ ]       [ ]         [ ]
     the total number of shares of Common Stock
     reserved thereunder by 4,000,000

4.   Ratification of Ernst & Young LLP as independent  [ ]       [ ]         [ ]
     auditors for fiscal year 2001

In their discretion, the proxy holders are authorized to vote upon such other matters that may properly come before the meeting or any adjournment or adjournments thereof.


--------------------------------------- --------    ---------------------------- ---------

--------------------------------------- --------    ---------------------------- ---------
Signature (PLEASE SIGN WITHIN BOX)      Date        Signature (Joint Owners)     Date